CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2024, relating to the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of Advisor Managed Portfolios (formerly each a series of Trust for Advised Portfolios), and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Policy” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 24, 2024